Exhibit (l)

Cohen & Steers European Realty Shares, Inc.

280 Park Avenue

New York, New York 10017

March 21, 2007

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers European Realty Shares, Inc. (the “Fund”) hereby accepts your offer to purchase 100 Class A shares, 100 Class C shares and 8,550 Class I shares, each at a price of $11.46 per share for an aggregate purchase price of $100,275. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers European Realty Shares, Inc.

By:

Accepted:

Cohen & Steers Capital Management, Inc.

By: